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                                                                     EXHIBIT 3.2


                    CERTIFICATE OF AMENDMENT AND RESTATEMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                             TRAVELNSTORE.COM, INC.
                            a California corporation


Jim Tyner and Yula Greco hereby certify that:

      1. They are the duly elected and acting President and Secretary, respectively, of TravelnStore.com, Inc., a California corporation.

      2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:

                                       I.

      The name of this Corporation is TravelnStore.com, Inc.

                                       II.

      The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the California General Corporation Law (the "GCL"), other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated under the GCL.

                                      III.

      (a) This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 21,000,000 shares, without par value, of which 20,000,000 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock. Upon the amendment and restatement of this Article to read as set forth herein, every outstanding share of Common Stock of this Corporation shall be converted into two (2) shares of Common Stock. No fractional issues shall be issued in connection with such stock split.

      (b) The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers (other than as prescribed by law), and such designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the California Corporations Code. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issue of shares of that series (but not below the number of shares of such series then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall again be authorized for issuance as Preferred Stock.

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      (c) Except to the extent required by applicable law, the Corporation will not issue fractional shares of stock, either originally or upon transfer, including issuances required in connection with mergers, reorganizations or reclassifications or the exercise of option, warrant, conversion or similar rights. In connection with any issuance of shares which, in the absence of the foregoing provision, would require the issuance of fractional shares, the Corporation shall pay in cash to those entitled thereto the fair value of the fractional shares they would otherwise have received.

                                       IV.

      8,154 shares of the Preferred Stock are hereby designated Series A Preferred Stock. The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Series A Preferred Stock are as follows:

      1. Dividends. The holders of the Common Stock and Series A Preferred Stock shall only be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the retained earnings of the corporation, provided that no such dividend or distribution may be declared or paid on any share of Common Stock or Series A Preferred Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Series A Preferred Stock. The Series A Preferred Stock dividend or distribution shall be payable at the same rate per share of the Series A Preferred Stock as the rate per share of Common Stock, and shall be based upon the shares of Common Stock or the securities which the holders of the Series A Preferred Stock would be entitled to receive if they had converted the Series A Preferred Stock into Common Stock immediately prior to the record date of such distribution. The right to dividends on shares of the Common Stock or Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

      2. Liquidation Preference.

            (a) Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount equal to Twenty Dollars ($20.00) per share (as such amount may be adjusted to reflect the effect of any stock split, stock dividend, reverse stock split or similar change in the Series A Preferred Stock other than a change which results only in the adjustment of the Conversion Ratio, as that term is hereinafter defined), plus a further amount equal to any dividends declared but unpaid on such shares.

            All of the preferential amounts to be paid to the holders of Series A Preferred Stock under this paragraph shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this Corporation to, the holders of Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Series A Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of this corporation.

            If upon such liquidation, dissolution or winding up of the corporation, the assets of the Corporation are insufficient to provide for the cash payment of the full preferential amount for each share of Series A Preferred Stock outstanding, such assets as are available shall be distributed ratably among the holders of Series A Preferred Stock.

            (b) Consolidation or Merger. A consolidation or merger of the Corporation with or into any other Corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 2.

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            (c) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this paragraph 2, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock or Common Stock of the appraiser's valuation.

            (d) Consent for Certain Repurchase. Each holder of an outstanding share of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the GCL, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

      3. Conversion. The holders of the shares of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

            (a) Right to Convert. Each share of Series A Preferred Stock initially shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into three (3) fully paid and nonassessable shares of Common Stock (the "Conversion Ratio").

            (b) Automatic Conversion.

                  (i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Ratio on the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at the public offering price of at least $7.50 per share of Common Stock, appropriately adjusted for subdivisions and combinations of the Common Stock and dividends on the Common Stock payable in shares of Common Stock, and an aggregate offering price to the public of not less than fifteen million dollars ($15,000,000).

                  (ii) In the event of such conversion, the person(s) entitled to receive shares of Common Stock issuable upon such automatic conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the event giving rise to such conversion. Upon the occurrence of such event, the outstanding shares of Series A Preferred Stock shall be converted automatically without further action by the holders of said shares and whether or not the certificates representing said shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or any transfer agent as hereinafter provided, or the holder notifies the Corporation that said certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing said shares at the office of the Corporation or of any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which the event effecting the automatic conversion occurred.

            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued

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shall be rounded to the nearest whole share. Any conversion of shares of Series
A Preferred Stock pursuant to this paragraph 3 by any holder shall be done on an aggregate basis taking into account all shares of Series A Preferred Stock held by such holder (i.e., such holder shall have no more than one fractional share upon such conversion). Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same, and shall state therein his or her name or the name or names of his or her nominees in which he or she wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or her nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Except as set forth in paragraph 3 such conversion shall be deemed to have been made immediately prior to the close of business on the day of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate so surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (d)   Adjustments to Conversion Price.

                  (i) Stock Dividends and Subdivisions. If, after the date of the first issuance of shares of Series A Preferred Stock, the Corporation shall issue additional shares of Common Stock, by reason of the declaration or payment of any dividend on the Common Stock payable in Common Stock or by reason of a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) without a corresponding subdivision or dividend with respect to Series A Preferred Stock, the Conversion Ratio of Series A Preferred Stock in effect immediately prior to such declaration or subdivision shall, concurrently with the effectiveness of such declaration or subdivision, be proportionately increased.

                  (ii) Combinations and Consolidations of Common Stock. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock without a corresponding combination or consolidation with respect to Series A Preferred Stock, the Conversion Ratio of Series A Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

                  (iii) Mergers or Reorganizations. In the case of any merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation into another corporation in which the shareholders of the Corporation are to receive cash, securities or other consideration for their shares, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Series A Preferred Stock would have been entitled upon such merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including all provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock.

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            (e) Transfer Costs. The Corporation shall pay any and all
documentary stamp and other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of any shares of Series A Preferred Stock.

            (f) No Impairment. The Corporation will not, without the approval of the requisite number of Series A Preferred Shareholders by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

            (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio for any share of Series A Preferred Stock pursuant to this paragraph 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder, a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

            (h) Common Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock.

            (i) Registration. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will, in good faith and as expeditiously as possible, at its expense, endeavor to secure such registration, listing or approval, as the case may be.

            (j) Status of Shares. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

            (k) Cancellation of the Shares. Upon conversion of any shares of Series A Preferred Stock into Common Stock, said converted shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock of the corporation.

            (l) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (m) Notices. Any notice required by the provisions of this paragraph 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

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      4. Redemption.

            (a) Redemption. The Series A Preferred Stock is subject to redemption as follows.

                        (i) Call by Stockholders. At any time on or after
              December 1, 1999, the holders of a majority of the outstanding shares of Series A Preferred Stock may deliver to the Corporation a written request (the "Holders Request") that the Corporation redeem all of the outstanding shares of Series A Preferred Stock and the Corporation shall use its best efforts to effect such redemption no later than ninety (90) days after its receipt of the Holders Request; provided that the Corporation shall have no obligation to redeem any or all of the Series A Preferred Stock pursuant to this paragraph (i) unless, at the time of the delivery of the Holders Request, the Corporation has funds in the amount of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) as determined by the Corporation's financial statements from the most recent fiscal quarter using generally accepted accounting practices legally available for use for the redemption of the Series A Preferred Stock; and

                        (ii) Call by the Corporation. The Corporation may at any
              time redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock by delivering to the holders of the outstanding shares of Series A Preferred Stock written notice (the "Corporation's Notice") of such redemption and otherwise effecting such redemption in accordance with the provisions of this paragraph 4.

            (b) Redemption Notice. In connection with any redemption requested under either paragraph 4(a)(i) or 4(a)(ii) above, the Corporation shall give written notice of the proposed redemption (the "Redemption Notice") by mail, postage prepaid, to all holders of outstanding shares of Series A Preferred Stock to be redeemed at least thirty (30) days, but no more than sixty (60) days, prior to the date specified for redemption (the "Redemption Date"). The Corporation shall mail the Redemption Notice to the holders of the shares of Series A Preferred Stock within ten (10) days after its receipt of the Holders Request. The Redemption Notice shall be addressed to each holder of shares of Series A Preferred Stock at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. The Redemption Notice shall state the Redemption Date, the Redemption Price (as hereinafter defined), and the number of shares of Series A Preferred Stock to be redeemed, and shall call upon such holders to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and thereupon shall be entitled to receive payment of the Redemption Price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the Corporation shall redeem a pro rata portion from each holder of shares of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holder.

            (c) Redemption Price. The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed pursuant to this paragraph 4 shall be an amount equal to Twenty Dollars ($20.00) per share (as such amount may be adjusted to reflect the effect of any stock split, stock dividend, reverse stock split or similar change in the Series A Preferred Stock other than a change which results only in the adjustment of the Conversion Ratio, as that term is hereinafter defined), plus a further amount equal to any dividends declared but unpaid on such shares. The Redemption Price shall be paid only from funds legally available therefor. If the holders of the Series A Preferred Stock request the redemption under paragraph 4(a)(i) above and there are not sufficient funds legally available to redeem the

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total number of outstanding shares of Series A Preferred Stock required at any time to be redeemed, the Corporation shall redeem the maximum number of shares for which payment can legally be made and such redemption shall be made pro rata among all of the holders of the outstanding shares of Series A Preferred Stock based the number of shares of Series A Preferred Stock held by each holder. If, because the Corporation does not have sufficient funds legally available therefor, the Corporation does not redeem the whole number of outstanding shares of Series A Preferred Stock required at any time to be redeemed hereunder, then the unredeemed shares of Series A Preferred Stock shall remain outstanding and not subject to any Redemption Notice until either the holders of Series A Preferred Stock again request redemption under paragraph 4(a)(i) above or the Corporation request the redemption of Series A Preferred Stock under paragraph 4(a)(ii) above.

            (d) Payment of Redemption Price. The Corporation shall pay the Redemption Price on the Redemption Date as follows.

                        (i) On the Redemption Date, the Corporation shall tender
              to each holder of shares of Series A Preferred Stock payment of the Redemption Price payable to such holder for the shares of Series A Preferred Stock to be redeemed on such date.

                        (ii) Alternatively, at the Company's sole election, not
              less than ten (10) days prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares for Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously with its delivery of the Redemption Price to such bank or trust company, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to publish the Redemption Notice (or to complete such publication if theretofore commenced) and to pay, on and after the Redemption Date, the Redemption Price for the shares of Series A Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this paragraph 4(d)(ii) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the corporation; provided that the holder to whom such monies would be payable hereunder shall be entitled, upon proof of his or her ownership of the shares of Series A Preferred Stock and payment of any bond requested by the corporation, to receive such monies, but without interest from the Redemption Date.

            (e) Conversion Period. Prior to the close of business on the business day prior to the Redemption Date, the holders of Series A Preferred Stock called for redemption may convert such stock into Common Stock in accordance with the conversion privileges set forth in paragraph 3 hereof. In the event a holder of Series A Preferred Stock provides the Corporation with notice of conversion of all or a portion of such Series A Preferred Stock into shares of Common Stock on or after the Redemption Notice is provided and on or before the business day prior to the Redemption Date, the holder shall have been deemed to convert such shares of Series A Preferred Stock as of the Redemption Date; provided that in the event the Corporation shall default in the payment of the Redemption Price, the conversion shall not be effective unless the holder of Series A Preferred Stock electing to convert provides written notice to the Corporation within twenty (20) days after the purported Redemption Date of his desire to effect such conversion.

            (f) Effect of Redemption. Unless (i) the holder of the shares of Series A Preferred Stock has exercised its rights to convert in accordance with paragraph 3 hereof, or (ii) the Corporation shall default in the payment of the Redemption Price, upon the Redemption Date (x) such holder shall no longer have any voting or other rights with respect to the shares of Series A Preferred Stock called for redemption, except the right to receive the Redemption Price payable upon such redemption from the Corporation upon

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surrender (and endorsement, if required by the Corporation) of the certificates, and (y) the shares represented thereby shall no longer be deemed to be outstanding as of the Redemption Date. In the event a holder of Series A Preferred Stock provides the Corporation with notice of conversion of all or a portion of such Series A Preferred Stock into shares of Common Stock on or after the Redemption Notice is provided, the holder shall have been deemed to convert as of the Redemption Date; provided, however, that in the event the Corporation shall default in the payment of the Redemption Price, the conversion shall not be effective unless the holder of Series A Preferred Stock electing to convert provides written notice to the Corporation within 20 days of the purported redemption date of his desire to effect such conversion.

            (g) Rights as Shareholders. So long as the Corporation has properly tendered payment of the Redemption Price in accordance with paragraph 4(d) above on the Redemption Date and otherwise is not in default of any of its obligations under this paragraph 4, and regardless of the date on which any holder of Series A Preferred Stock surrenders any stock certificates evidences any shares of Series A Preferred Stock, the shares of Series A Preferred Stock be redeemed shall for all purposes be deemed to have been redeemed on the Redemption Date and shall not be deemed to be outstanding for any purposes on and after the Redemption Date.

            (h) Limitation on Redemption. Notwithstanding anything in this paragraph 4 to the contrary, the Corporation shall have not obligation to redeem any or all of the outstanding shares of Series A Preferred Stock if such redemption would be in violation of applicable law.

            (j) Cancellation of the Shares. Upon conversion of any shares of Series A Preferred Stock into Common Stock, said converted shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of Preferred Stock of the corporation.

      5. Voting Rights. Except as otherwise required by law or set forth herein, the shares of Series A Preferred Stock and the shares of Common Stock shall vote together as a single class on all matters, including, but not limited to, the election of directors, presented for action by stockholders of the Corporation, whether by vote, written consent or otherwise, upon the following basis.

            (a) Each holder of shares of Series A Preferred Stock shall be entitled to cast such number of votes for each share of Series A Preferred Stock held by such holder as shall be equal to the number of shares of the Corporation's Common Stock into which each of such holder's shares of Series A Preferred Stock is convertible immediately after the close of business on the record date fixed for such vote, written consent or other action. Fractional shares shall not be permitted, and any fractional voting rights resulting from the foregoing formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            (b) Each holder of shares of Common Stock shall be entitled to one
(1) vote for each share of Common Stock held of record on the applicable record date.

      6. Protective Provisions. So long as any of the Series A Preferred Stock shall be outstanding the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty percent (50%) of the outstanding Series A Preferred Stock:

            (a) Change of Rights. Alter or change the rights, preferences, or privileges of the Series A Preferred Stock so as to materially and adversely affect the Series A Preferred Stock; or

            (b) Authorized Number. Increase the authorized number of Series A Preferred Stock; or

            (c) Create New Class. Create any new class or series of shares having preferences over, or being on a parity with, the Series A Preferred Stock; or

            (d) Section 305. Do any act or thing which would result in taxation of the holders of Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision thereby).

                                       V.

      The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI.

      The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

                                      VII.

      Effective on the date that the Corporation first becomes required to file periodical and other reports pursuant to Section 13 of the Securities Exchange Act of 1934, and with respect to any actions to be taken thereafter, any action required or permitted to be taken by shareholders of the Corporation must be taken at a duly called annual meeting or a duly called special meeting of shareholders of the Corporation, and no action may be taken by the written consent of the shareholders. Any amendment of this Article Seventh shall require the approval by the affirmative vote of not less than two-thirds of the shares of the Corporation then issued and outstanding which have the right to vote on the matter.

      3. The foregoing Amendment and Restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

      4. The foregoing Amendment and Restatement of the Articles of Incorporation has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 903 of the Corporations Code. The Corporation has one class of stock outstanding. The total number of outstanding shares of Common Stock entitled to vote is 4,700,00. There are no shares of Series A Preferred Stock outstanding. The total number of shares voting in favor of the Amendment and Restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

      The undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment and Restatement of Articles of Incorporation are true of their own knowledge. Executed at Camarillo, California on August ___, 1999.


                                         /s/ JIM B. TYNER
                                         ---------------------------------------
                                         Jim B. Tyner, President


                                         /s/ YULA GRECO
                                         ---------------------------------------
                                         Yula Greco, Secretary